Exhibit 23(b)


                 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 ) and related Prospectus of Aon Corporation for the registration of $500,000,000 of debt securities, preferred stock and common stock and to the incorporation by reference therein of our reports dated February 9, 1999 (except for Note 5 to Schedule I, as to which the date is March 19, 1999), with respect to the consolidated financial statements of Aon Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.




                                         /s/  ERNST & YOUNG LLP



   Chicago, Illinois
   May 17, 1999